Exhibit 99.1
COVANTA HOLDING CORPORATION ANNOUNCES MEETING AND RECORD DATES
FOR ITS 2010 ANNUAL MEETING
FAIRFIELD, N.J., March 1, 2010 — Covanta Holding Corporation (NYSE: CVA) (“Covanta”) announced that its 2010 Annual Meeting of Stockholders will be held on May 6, 2010. The Board of Directors also set March 13, 2010 as the record date for holders of Covanta’s common stock authorized to vote at such Annual Meeting of Stockholders.
About Covanta
Covanta Holding Corporation (NYSE:CVA), is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 45 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into more than 9 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.
Contacts
Marisa F. Jacobs, Esq.
Vice President, Investor Relations and Corporate Communications
1-973-882-4196
Vera Carley
Director, Media Relations and Corporate Communications
1-973-882-2439